Clarivate Reports Fourth Quarter and Full Year 2021 Results
— Reaffirms outlook for 2022 —

London, UK -- March 10, 2022 - Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a global leader in providing trusted information and insights to accelerate the pace of innovation, today reported results for the fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights
•Revenues of $560.7 million increased 23.1%, and 24.3% at constant currency
•Adjusted Revenues(1) of $560.2 million increased 18.9%, and 20.1% at constant currency
•Adjusted organic revenues(1) increased 4.0% at constant currency
•Net loss(2) attributable to ordinary shares of $130.4 million increased $116.7 million; Net loss per diluted share of $0.20 increased $0.15
•Adjusted Net Income(1) of $163.2 million increased 20.4%; Adjusted Income per diluted share(1) of $0.23 increased 4.7% or $0.01
•Adjusted EBITDA(1) of $256.6 million increased 28.3% and Adjusted EBITDA Margin(1) of 45.8% increased 340 basis points

Full Year 2021 Financial Highlights
•Revenues of $1,876.9 million increased 49.7%, and 48.3% at constant currency
•Adjusted Revenues(1) of $1,880.8 million increased 47.3%, and 46.0% at constant currency
•Adjusted organic revenues(1) increased 4.5% at constant currency
•Net loss(2) attributable to ordinary shares of $312.0 million improved $38.7 million; Net loss per diluted share of $0.61 improved $0.21
•Adjusted Net Income(1) of $481.7 million increased 66.6%; Adjusted Income per diluted share(1) of $0.72 increased 11.5% or $0.08
•Adjusted EBITDA(1) of $800.4 million increased 64.5% and Adjusted EBITDA Margin(1) of 42.6% increased 450 basis points
•Cash Flow from Operations increased $60.3 million to $323.8 million; Adjusted Free Cash Flow(1) increased $157.8 million to $459.4 million

Jerre Stead, Executive Chair and CEO, said: “We delivered good subscription and re-occurring revenue growth and grew our Adjusted EBITDA margin in the fourth quarter. Transactional revenues faced some headwinds late in the quarter, which prevented us from delivering better results. However, we are taking steps to improve this smaller segment of our business.”

“2021 continued to be a transformative year for us. We enhanced our academic offerings with the acquisition of ProQuest, completed the inside sales customer migration to better serve more than 24,000 customers, launched more than 90 new product offerings and enhancements, and continued to deliver on cost savings initiatives. With our One Clarivate vision, which aligns our operations into four customer verticals to focus outside-in on
1 Represents a Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.
2 Net loss margin change from comparable period is not meaningful.

our customers and the complete portfolio of solutions we can offer them, we are poised to deliver improved growth and exceptional cash flows in 2022.”

Selected Financial Information
The results for the year ended December 31, 2021 include contributions from the following 2020 acquisitions: 1) CPA Global, which was completed in October 2020; 2) Beijing Incopat Co., Ltd ("IncoPat"), which was completed in October 2020; 3) Hanlim IPS Co., Ltd ("Hanlim"), which was completed in November 2020; and 4) DRG, which was completed in February 2020. Additionally, the results for the year ended December 31, 2021 include contributions from the following 2021 acquisitions: 1) Bioinfogate, which was completed in August 2021; and 2) ProQuest, which was completed in December 2021 for which there were no comparable amounts in the year ended December 31, 2020. The results for the three months and year ended December 31, 2021 exclude the results of Techstreet, which was divested in November 2020.

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
(in millions, except percentages and per share data); (unaudited)	2021	2020	$	%	2021	2020	$	%
Revenues, net	$560.7	$455.6	$105.1	23.1%	$1,876.9	$1,254.0	$622.8	49.7%
Adjusted revenues, net(1)	$560.2	$471.3	$88.9	18.9%	$1,880.8	$1,277.1	$603.7	47.3%
Annualized Contract Value (ACV)	$1,611.8	$906.6	$705.2	77.8%	$1,611.8	$906.6	$705.2	77.8%

Net loss attributable to ordinary shareholders	$(130.4)	$(13.7)	$116.7	850.3%	$(312.0)	$(350.6)	$(38.7)	(11.0)%
Net loss per share	$(0.20)	$(0.02)	$0.18	770.3%	$(0.49)	$(0.82)	$(0.33)	(39.8)%
Weighted-average shares outstanding (diluted)	654.9	610.6	—	7.3%	640.8	427.0	—	50.1%
Adjusted EBITDA(1)	$256.6	$200.1	$56.5	28.3%	$800.4	$486.6	$313.8	64.5%

Adjusted net income(1)	$163.2	$135.6	$27.6	20.4%	$481.7	$289.1	$192.5	66.6%
Adjusted diluted EPS(1)	$0.23	$0.22	$0.01	4.7%	$0.72	$0.64	$0.08	11.5%
Weighted average ordinary shares (diluted)(2)	714.0	620.8	—	15.0%	670.4	448.9	—	49.4%
Net cash provided by operating activities	$18.3	$135.5	$(117.2)	(86.5)%	$323.8	$263.5	$60.3	22.9%
Free cash flow(1)	$(14.1)	$106.4	$(120.5)	(113.3)%	$205.2	$155.8	$49.4	31.7%
Adjusted free cash flow(1)	$143.8	$173.4	$(29.7)	(17.1)%	$459.4	$301.7	$157.8	52.3%
(Amounts in tables may not sum due to rounding)
(1)Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings release.
(2)Calculated assuming a net income position compared to a net loss position on the statement of operations for calculating Adjusted net income and Adjusted diluted EPS.

Fourth Quarter 2021 Operating Results
Revenues, net, for the fourth quarter increased $105.1 million, or 23.1%, to $560.7 million, and increased 24.3% on a constant currency basis. Adjusted revenues, net, which excludes the impact of deferred revenues resulting from purchase accounting adjustments related to acquisitions, increased 20.1% on a constant currency basis. Adjusted organic revenues(1) increased 4.0% on a constant currency basis.
Subscription revenues for the fourth quarter increased $61.9 million, or 25.4%, to $305.5 million, and increased 26.4% on a constant currency basis, primarily driven by the acquisition of ProQuest in December 2021, partially offset by the Techstreet divestiture. Organic subscription revenues(1) increased 4.5% on a constant currency basis due to higher life sciences, healthcare data solutions, and CPA Global revenues.

Re-occurring revenues for the fourth quarter increased $7.7 million, or 6.9% to $119.6 million, and increased 8.7% on a constant currency basis. Organic re-occurring revenues(1) increased 8.4% on a constant currency basis, primarily from the CPA Global patent renewals business.

Transactional revenues for the fourth quarter increased $19.3 million, or 16.7%, to $135.0 million, and increased 17.8% on a constant currency basis, primarily due to the acquisition of ProQuest, partially offset by the Techstreet divestiture. Organic transactional revenues(1) decreased 1.2% on a constant currency basis due to lower healthcare data solutions, healthcare professional services and IP custom data sales.
Net loss attributable to ordinary shares for the fourth quarter was $130.4 million, or $(0.20) per diluted share, compared to Net loss of $13.7 million, or $(0.05) per diluted share, in the prior-year period, primarily driven by higher interest expense as a result of recent acquisitions and the negative impact of mark to market adjustments on outstanding private placement warrants.
Adjusted EBITDA for the fourth quarter was $256.6 million, an increase of $56.5 million or 28.3%, driven by the earnings contribution from acquisitions, organic growth and cost savings from integration programs.
Adjusted net income for the fourth quarter was $163.2 million, an increase of $27.6 million or 20.4%, driven by higher revenues and ongoing cost savings initiatives.
Adjusted diluted earnings per share was $0.23 for the fourth quarter, compared to $0.22 in the prior-year period, as strong growth in Adjusted net income was offset by a 15.0% increase in weighted average ordinary shares outstanding primarily driven by the acquisitions of CPA Global and ProQuest.

Full Year 2021 Operating Results
Revenues, net, for the full year 2021 increased $622.8 million, or 49.7%, to $1,876.9 million, and increased 48.3% on a constant currency basis. Adjusted revenues, net, increased $603.7 million or 47.3%, to $1,880.8 million, and increased 46.0% on a constant currency basis. Adjusted organic revenues(1) increased 4.5% on a constant currency basis.
Subscription revenues for the full year 2021 increased $156.7 million, or 17.9%, to $1,034.4 million, and increased 16.0% on a constant currency basis, primarily driven by the acquisition of CPA Global, partially offset by the Techstreet divestiture. Organic subscription revenues(1) increased 3.5% on a constant currency basis due to higher life sciences, healthcare data solutions, Web of Science and CompuMark revenues.
Re-occurring revenues for the full year 2021 increased $341.3 million, or 304.9% to $453.2 million, and increased 306.7% on a constant currency basis, primarily from the patent renewals business acquired in the CPA Global acquisition. Organic re-occurring revenues(1) increased 8.4% on a constant currency basis due to higher CPA Global revenues.
Transactional revenues for the full year 2021 increased $105.7 million, or 36.8%, to $393.2 million, and increased 35.9% on a constant currency basis, primarily due to the acquisition of CPA Global, partially offset by the Techstreet divestiture. Organic transactional revenues(1) increased 5.9% on a constant currency basis due to higher healthcare data solutions, stronger back file sales and trademark search volumes.
Net loss attributable to ordinary shares for the full year 2021 was $312.0 million, or $(0.61) per diluted share, compared to Net loss of $350.6 million, or $(0.82) per diluted share, in the prior year period, primarily driven by improved mark to market adjustments on outstanding private placement warrants, partially offset by higher interest expense.
Adjusted EBITDA for the full year 2021 was $800.4 million, an increase of $313.8 million or 64.5%, driven by the earnings contribution from acquisitions, organic growth and cost savings from integration programs.
Adjusted net income for the full year 2021 was $481.7 million, an increase of $192.5 million or 66.6%, driven by higher revenues and ongoing cost savings initiatives.
Adjusted diluted earnings per share was $0.72 for the full year 2021, compared to $0.64 in the prior year, as strong growth in Adjusted net income was offset by a 49.4% increase in weighted average ordinary shares outstanding primarily driven by the acquisition of CPA Global and ProQuest.

Balance Sheet and Cash Flow

As of December 31, 2021, cash and cash equivalents of $430.9 million increased $173.1 million, driven by the growth in revenues and profits. Restricted cash increased $142.1 million to $156.7 million, compared to December 31, 2020 primarily due to the cash received from the Employee Benefit Trust established for the CPA Equity Plan in December 2021.

The Company's total debt outstanding as of December 31, 2021 was $5.6 billion, an increase of $2.0 billion compared to December 31, 2020, primarily due to the debt offering to finance a portion of the purchase price for the acquisition of ProQuest.

Net cash provided by operating activities was $323.8 million for the year ended December 31, 2021, compared to net cash provided by operating activities of $263.5 million for the prior year. Adjusted free cash flow for the year ended December 31, 2021, was $459.4 million, and an increase of $157.8 million, compared to the prior year, as a result of growth in revenues and Adjusted EBITDA.

Outlook for 2022 (forward-looking statement)
Jonathan Collins, Executive Vice President and Chief Financial Officer, said: “Our 2022 financial outlook reflects significant growth driven by the acquisition of ProQuest and an increase in organic revenue. With our enhanced inside sales model and a united go-to-market sales strategy centered around the One Clarivate vision, we currently expect to generate a 200-basis improvement in organic revenue growth of approximately 6.5%. Our Adjusted EBITDA margin will slightly compress before we fully recognize the more than $100 million of cost synergies related to the ProQuest acquisition by the end of 2023.”
The full year outlook presented below assumes no further currency movements, acquisitions, divestitures, or unanticipated events.

The below outlook includes Non-GAAP measures. Please see "Reconciliation to Certain Non-GAAP measures" presented below for important disclosure and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.

2022 Outlook
Revenues	$2.80B to $2.88B
Adjusted EBITDA	$1.16B to $1.22B
Adjusted EBITDA margin	41% to 42%
Adjusted Diluted EPS(1)	$0.85 to $0.95
Adjusted Free Cash Flow	$675M to $725M

(1) Adjusted Diluted EPS for 2022 is calculated based on approximately 741.7 million fully diluted weighted average shares outstanding.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the fourth quarter at 9:00 a.m. Eastern Time. The conference call will be simultaneously webcast on the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast by dialing 1-888-317-6003 in the United States, 1-412-317-6061 for international, and 1-866-284-3684 in Canada. The conference ID number is 7262464. An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 in the United States, 1-412-317-0088 for international, and 1-855-669-9658 in Canada. The Replay Conference ID number is 10153175. The recording will be available for replay through March 25, 2022. The webcast can be accessed at https://services.choruscall.com/links/clvt220217.html and will be available for replay.

Use of Non-GAAP Financial Measures
Non-GAAP results are not presentations made in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow, Standalone Adjusted EBITDA, and organic revenue to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

Forward-Looking Statements
This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and may use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance outlook and predictions relating to expected operating results, such as revenue growth and earnings; strategic actions such as acquisitions, joint ventures, and dispositions, including the anticipated benefits therefrom, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; our ability to successfully realize cost savings initiatives and transition services expenses; our belief that we have sufficiently liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, the COVID-19 pandemic and governmental responses thereto, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those factors discussed under the caption “Risk Factors” in our annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business operations. Forward-looking statements are based only on information currently available to our management and speak only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.

About Clarivate
Clarivate™ is a global leader in providing solutions to accelerate the lifecycle of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions in the areas of science and intellectual property. We help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	December 31, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$430,879	$257,730
Restricted cash	156,734	14,678
Accounts receivable, net of allowance of $6,713 and $8,745 at December 31, 2021 and December 31, 2020, respectively	906,428	737,733
Prepaid expenses	76,551	58,273
Other current assets	66,646	79,150
Total current assets	1,637,238	1,147,564
Property and equipment, net	83,849	36,267
Other intangible assets, net	10,392,354	7,370,350
Goodwill	7,904,863	6,042,964
Other non-current assets	50,710	31,334
Deferred income taxes	27,938	29,863
Operating lease right-of-use assets	86,027	132,356
Total Assets	$20,182,979	$14,790,698

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$129,218	$82,038
Accrued expenses and other current liabilities	679,603	569,682
Current portion of deferred revenues	1,030,399	707,318
Current portion of operating lease liability	32,177	35,455
Current portion of long-term debt	30,577	28,600
Total current liabilities	1,901,974	1,423,093
Long-term debt	5,456,280	3,457,900
Warrant liabilities	227,839	312,751
Non-current portion of deferred revenues	54,250	41,399
Other non-current liabilities	142,752	49,445
Deferred income taxes	380,060	366,996
Operating lease liabilities	93,955	104,324
Total liabilities	8,257,110	5,755,908
Commitments and contingencies
Shareholders’ equity:
Preferred Shares, no par value; 14,375,000 shares authorized; 5.25% Mandatory Convertible Preferred Shares, Series A, 14,375,000 and 0 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	1,392,616	—
Ordinary Shares, no par value; unlimited shares authorized at December 31, 2021 and December 31, 2020; 683,139,210 and 606,329,598 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	11,827,915	9,989,284
Treasury shares, at cost: 547,136 shares as of December 31, 2021 and 6,325,860 Shares as of December 31, 2020	(16,956)	(196,038)
Accumulated other comprehensive income	326,755	492,382
Accumulated deficit	(1,604,461)	(1,250,838)
Total shareholders’ equity	11,925,869	9,034,790
Total Liabilities and Shareholders’ Equity	$20,182,979	$14,790,698

Consolidated Statement of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,
	2021	2020
Revenues, net	$560,702	$455,595
Operating expenses:
Cost of revenues	(187,793)	(170,172)
Selling, general and administrative costs	(184,142)	(176,454)
Depreciation	(4,753)	(4,558)
Amortization	(140,549)	(122,392)
Restructuring and impairment	(3,774)	(29,346)
Other operating expense, net	(7,766)	37,706
Total operating expenses	(528,777)	(465,216)
Income (loss) from operations	31,925	(9,621)
Mark to market adjustment on financial instruments	(31,887)	19,113
Income before interest expense and income tax	38	9,492
Interest expense and amortization of debt discount, net	(111,334)	(39,608)
Loss before income tax	(111,296)	(30,116)
Provision for income taxes	(58)	16,391
Net loss	(111,354)	(13,725)
Dividends on preferred shares	(19,077)	—
Net loss attributable to ordinary shares	$(130,431)	$(13,725)

Per share:
Basic	$(0.20)	$(0.02)
Diluted	$(0.20)	$(0.05)

Weighted average shares used to compute earnings per share:
Basic	654,886,227	599,768,645
Diluted	654,886,227	610,649,848

Consolidated Statement of Operations
(In thousands, except share and per share data)
(unaudited)

	Year Ended December 31,
	2021	2020
Revenues, net	$1,876,894	$1,254,047
Operating expenses:
Cost of revenues	(626,104)	(438,787)
Selling, general and administrative costs	(642,989)	(544,700)
Depreciation	(13,996)	(12,709)
Amortization	(523,819)	(290,441)
Restructuring and impairment	(129,459)	(56,138)
Other operating (expense) income, net	(27,507)	52,381
Total operating expenses	(1,963,874)	(1,290,394)
Loss from operations	(86,980)	(36,347)
Mark to market adjustment on financial instruments	81,320	(205,062)
Loss before interest expense and income tax	(5,660)	(241,409)
Interest expense and amortization of debt discount, net	(252,490)	(111,914)
Loss before income tax	(258,150)	(353,323)
(Provision) benefit for income taxes	(12,298)	2,698
Net loss	(270,448)	(350,625)
Dividends on preferred shares	(41,508)	—
Net loss attributable to ordinary shares	$(311,956)	$(350,625)

Per share:
Basic	$(0.49)	$(0.82)
Diluted	$(0.61)	$(0.82)

Weighted average shares used to compute earnings per share:
Basic	630,976,906	427,023,558
Diluted	640,774,100	427,023,558

Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Year Ended December 31,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(270,448)	$(350,625)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	537,815	303,150
Bad debt expense	5,988	3,332
Deferred income tax benefit	(13,358)	(45,509)
Share-based compensation	33,329	34,158
Restructuring and impairment	48,152	5,212
Loss (gain) on foreign currency forward contracts	6,904	(2,903)
Mark to market adjustment on contingent shares	(25,085)	25,212
Mark to market adjustment on financial instruments	(81,320)	205,062
Gain on disposal of business	—	(29,192)
Deferred finance charges	13,170	5,752
Other operating activities	541	2,611
Changes in operating assets and liabilities:
Accounts receivable	(64,067)	29,947
Prepaid expenses	2,744	5,742
Other assets	27,702	45,678
Accounts payable	31,193	(2,851)
Accrued expenses and other current liabilities	85,924	(54,794)
Deferred revenues	207	80,683
Operating lease right of use assets	3,363	5,329
Operating lease liabilities	(25,820)	(6,064)
Other liabilities	6,833	3,570
Net cash provided by operating activities	323,767	263,500

Cash Flows From Investing Activities
Capital expenditures	(118,543)	(107,713)
Acquisitions, net of cash acquired	(3,930,214)	(2,916,471)
Acquisition of intangible assets	—	(5,982)
Proceeds from sale of product line, net of restricted cash	4,297	41,398
Net cash used in investing activities	(4,044,460)	(2,988,768)

Cash Flows From Financing Activities
Proceeds from revolving credit facility	175,000	60,000
Proceeds from issuance of debt	2,000,000	1,960,000
Redemption of Notes not exchanged	(157,424)	—
Principal payments on term loan	(28,600)	(12,600)
Repayments of revolving credit facility	—	(125,000)
Payment of debt issuance costs and discounts	(32,624)	(38,340)
Contingent purchase price payment	—	(7,816)
Proceeds from issuance of preferred shares	1,392,616	—
Proceeds from issuance of ordinary shares	728,040	843,744
Proceeds from issuance of treasury shares	139,864	—
Repurchases of ordinary shares	(159,356)	—
Cash dividends on preferred shares	(18,868)	—
Proceeds from warrant exercises	—	277,526
Proceeds from stock options exercised	18,562	2,122
Payments related to finance lease	(158)	—
Payments related to tax withholding for stock-based compensation	(24,892)	(33,056)
Net cash provided by financing activities	4,032,160	2,926,580
Effects of exchange rates	3,738	(5,043)

Net increase in cash and cash equivalents	173,149	181,600
Net increase in restricted cash	142,056	14,669
Net increase in cash and cash equivalents, and restricted cash	315,205	196,269

Beginning of period:
Cash and cash equivalents	257,730	76,130
Restricted cash	14,678	9
Total cash and cash equivalents, and restricted cash, beginning of period	272,408	76,139
Cash and cash equivalents, and restricted cash, end of period	587,613	272,408

End of period:
Cash and cash equivalents	430,879	257,730
Restricted cash	156,734	14,678
Total cash and cash equivalents, and restricted cash, end of period	$587,613	$272,408

Supplemental Cash Flow Information:
Cash paid for interest	182,415	97,510
Cash paid for income tax	33,869	27,621
Capital expenditures included in accounts payable	8,692	7,783

	Year Ended December 31,
	2021	2020
Non-Cash Financing Activities:
Shares issued and returned for funding of CPA Global Equity Plan	$—	$(196,038)
Shares issued to Capri Acquisition Topco Limited	5,052,165	—
Retirement of treasury shares	(5,211,521)	—
Shares issued as contingent stock consideration associated with the DRG acquisition	61,619	—
Shares issued as contingent stock consideration associated with the CPA Global acquisition	43,890	—
Shares issued as dividends on our 5.25% Series A Mandatory Convertible Preferred Shares	16,141	—
Dividends accrued on our 5.25% Series A Mandatory Convertible Preferred Shares	6,499	—
Total Non-Cash Financing Activities	$(31,207)	$(196,038)

Reconciliation to Certain Non-GAAP Measures
(Amounts in tables may not sum due to rounding)
Adjusted Revenues
Adjusted Revenues excludes the impact of the deferred revenues purchase accounting adjustments (recorded in connection with recent acquisitions).
The following table presents our calculation of Adjusted Revenues for the three months and year ended December 31, 2021 and 2020 and a reconciliation of this measure to our Revenues, net for the same periods:

	Three Months Ended December 31,		Variance
(in millions, except percentages); (unaudited)	2021	2020	$	%
Revenues, net	$560.7	$455.6	$105.1	23.1%
Deferred revenues adjustment(1)	(0.5)	15.7	(16.2)	(103.3)%
Adjusted revenues, net	$560.2	$471.3	$88.9	18.9%
(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of FASB ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to the fiscal year 2021.

	Year Ended December 31,		Variance
(in millions, except percentages); (unaudited)	2021	2020	$	%
Revenues, net	$1,876.9	$1,254.0	$622.8	49.7%
Deferred revenues adjustment(1)	4.0	23.1	(19.2)	(82.9)%
Adjusted revenues, net	$1,880.8	$1,277.1	$603.7	47.3%
(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of FASB ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to the fiscal year 2021.

Adjusted EBITDA
Adjusted EBITDA represents net income (loss) before provision for income taxes, depreciation and amortization, interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from divestitures), share-based compensation, mandatory convertible preferred share dividend expense, unrealized foreign currency gains/(losses), costs associated with the transition services agreement with Thomson Reuters, which we entered into in connection with our separation from Thomson Reuters in 2016, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, costs related to our merger with Churchill Capital Corp in 2019, non-operating income or expense, the impact of certain non-cash, mark to market adjustments on financial instruments and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period. Per Clarivate’s Non-GAAP policy effective January 1, 2021, we have ceased use of adjustments for costs in connection with our separation from Thomson Reuters including costs related to the transition services agreement and separation, integration, and transformational expenses, as well as costs related to our merger with Churchill Capital Corp in 2019.
The following table presents our calculation of Adjusted EBITDA for the three months and year ended December 31, 2021 and 2020 and reconciles these measures to our Net loss for the same periods:

	Three Months Ended December 31,		Year Ended December 31,
(in millions); (unaudited)	2021	2020	2021	2020
Net loss attributable to ordinary shares	$(130.4)	$(13.7)	$(312.0)	$(350.6)
Dividends on preferred shares	19.1	—	41.5	—
Net loss	(111.4)	(13.7)	(270.4)	(350.6)
Provision (benefit) for income taxes	0.1	(16.4)	12.3	(2.7)
Depreciation and amortization	145.3	127.0	537.8	303.2
Interest expense and amortization of debt discount, net	111.3	39.6	252.5	111.9
Deferred revenues adjustment(1)	(0.5)	15.7	4.0	23.1
Transaction related costs(2)	38.7	29.1	46.2	99.3
Share-based compensation expense	31.8	39.4	139.6	70.5
Gain on sale of Techstreet	—	(28.1)	—	(28.1)
Restructuring and impairment(3)	3.8	29.3	129.5	56.1
Mark to market adjustment on financial instruments(4)	31.9	(19.1)	(81.3)	205.1
Other (5)	5.6	(2.6)	30.4	(1.1)
Adjusted EBITDA	$256.6	$200.1	$800.4	$486.6
Adjusted EBITDA Margin	45.8%	42.4%	42.6%	38.1%
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of FASB ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with Topic

606 as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to the fiscal year 2021.
(2)Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs. This also includes the mark to market adjustments on the contingent stock consideration associated with the CPA Global and DRG acquisitions.
(3)Reflects costs related to restructuring and impairment associated with the acquisition of primarily DRG and CPA Global in 2020. This also includes costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two segments. During 2021, the CPA Global plan continued as well as the addition of the One Clarivate and ProQuest Programs, which were approved restructuring actions to streamline operations within targeted areas of the Company. Additionally, during the year ended December 31, 2021, 2020 and 2019, we incurred impairment charges taken on right-of-use assets of $57,305, $4,771 and $0 respectively, relating the exit and ceased use of leased properties.
(4)Reflects mark to market adjustments on financial instruments under Accounting Standards Codification 815, Derivatives and Hedging, ("ASC 815"). Warrant instruments that do not meet the criteria to be considered indexed to an entity's own stock shall be initially classified as a liability at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the liabilities are reported through earnings.
(5)Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance. The 2021 YTD detail also includes an accrual of $8,000 for a legal case. The 2020 detail also includes costs related to a transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor. In 2019, this includes payments to Thomson Reuters under the Transition Services Agreement. For both 2020 and 2019, this also includes costs incurred in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in selling, general and administrative costs in our income statement, as well as expenses related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016 mainly related to the integration of separate business units into one functional organization and enhancements in our technology. These costs were largely wound down by the end of 2020.

Adjusted Net Income and Adjusted Diluted EPS
Adjusted Net Income is calculated using net income (loss), adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the divested business), amortization related to acquired intangible assets, share-based compensation, mandatory convertible preferred share dividend expense, unrealized foreign currency gains/(losses), costs associated with the transition services agreement with Thomson Reuters, which we entered into in connection with our separation from Thomson Reuters in 2016, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, costs related to our merger with Churchill Capital Corp in 2019, non-operating income or expense, the impact of certain non-cash, mark to market adjustments on financial instruments, interest on debt held in escrow, and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period, and the income tax impact of any adjustments. Per Clarivate’s Non-GAAP policy effective January 1, 2021, we have ceased use of adjustments for costs in connection with our separation from Thomson Reuters including costs related to the transition services agreement and separation, integration, and transformational expenses, as well as costs related to our merger with Churchill Capital Corp in 2019. We calculate Adjusted Diluted EPS by using Adjusted Net Income divided by adjusted diluted weighted average shares for the period. The adjusted diluted weighted average shares assumed that all instruments in the calculation are dilutive.

The following table presents our calculation of Adjusted Net Income and Adjusted Diluted EPS for the three months and year ended December 31, 2021 and 2020 and reconciles these measures to our Net loss and EPS for the same periods:

	Three Months Ended December 31,		Three Months Ended December 31,
	2021		2020
(in millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net loss attributable to ordinary shares, diluted	$(130.4)	$(0.20)	$(32.8)	$(0.05)
Change in fair value of private placement warrants	—	—	19.1	0.03
Net loss attributable to ordinary shares	(130.4)	(0.20)	(13.7)	(0.02)
Dividends on preferred shares	19.1	0.03	—	—
Net loss	(111.4)	(0.17)	(13.7)	(0.02)
Deferred revenues adjustment(1)	(0.5)	—	15.7	0.03
Transaction related costs(2)	38.7	0.05	29.1	0.05
Share-based compensation expense	31.8	0.04	39.4	0.06
Amortization related to acquired intangible assets	117.4	0.16	100.2	0.16
Restructuring and impairment(3)	3.8	0.01	29.3	0.05
Mark to market adjustment on financial instruments(4)	31.9	0.04	(19.1)	(0.03)
Interest on new debt held in escrow(5)	66.6	0.09	—	—
Gain on sale of Techstreet	—	—	(28.1)	(0.05)
Other(6)	5.6	0.01	(2.6)	—
Income tax impact of related adjustments	(20.7)	(0.03)	(14.5)	(0.02)
Adjusted net income and Adjusted Diluted EPS	$163.2	$0.23	$135.6	$0.22
Adjusted weighted average ordinary shares (Diluted)	713,985,329		620,754,996

	Year Ended December 31,		Year Ended December 31,
	2021		2020
(in millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net loss attributable to ordinary shares, diluted	$(393.3)	$(0.61)	$(350.6)	$(0.82)
Change in fair value of private placement warrants	81.3	0.12	—	—
Net loss attributable to ordinary shares	(312.0)	(0.49)	(350.6)	(0.82)
Dividends on preferred shares	41.5	0.06	—	—
Net loss	(270.4)	(0.43)	(350.6)	(0.82)
Deferred revenues adjustment(1)	4.0	0.01	23.1	0.05
Transaction related costs(2)	46.2	0.07	99.3	0.22
Share-based compensation expense	139.6	0.21	70.5	0.16
Amortization related to acquired intangible assets	450.5	0.67	237.0	0.53
Restructuring and impairment(3)	129.5	0.19	56.1	0.13
Mark to market adjustment on financial instruments(4)	(81.3)	(0.12)	205.1	0.46
Interest on debt held in escrow(5)	95.8	0.14	—	—
Debt extinguishment costs and refinancing related costs	—	—	8.6	0.02
Gain on sale of Techstreet	—	—	(28.1)	(0.06)
Other(6)	30.4	0.05	(1.1)	—
Income tax impact of related adjustments	(62.4)	(0.09)	(30.7)	(0.07)
Adjusted net income and Adjusted Diluted EPS	$481.7	$0.72	$289.1	$0.64
Adjusted weighted average ordinary shares (Diluted)	670,399,061		448,875,052
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of FASB ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to the fiscal year 2021.

(2)Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs. This also includes the mark to market adjustments on the contingent stock consideration associated with the CPA Global and DRG acquisitions.
(3)Reflects costs primarily related to restructuring and impairment associated with the acquisition of primarily DRG and CPA Global in 2020, as well as the approved One Clarivate and ProQuest restructuring programs in 2021. This also includes costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two segments.
(4)Reflects mark to market adjustments on our private placement warrant financial instruments. In periods after issuance, changes in the estimated fair value of the liabilities are reported through earnings.
(5)Reflects interest expense incurred on the principal related to the 2021 debt offering, that was held in escrow until the completion of the acquisition of ProQuest on December 1, 2021. Clarivate used the net proceeds to finance a portion of the purchase price and therefore, considered as part of the transaction costs associated with the acquisition.
(6)Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance. The 2021 YTD detail also includes an accrual of $8,000 for a legal case. The 2020 detail also includes costs related to a transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor and costs incurred in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs were largely wound down by the end of 2020.

Free Cash Flow and Adjusted Free Cash Flow
Free cash flow is calculated using net cash provided by operating activities less capital expenditures. Adjusted free cash flow is calculated as free cash flow, less cash paid for restructuring and lease-exit activities, transition services agreement, transition, transformation and integration expenses, transaction related costs, interest on debt held in escrow, and debt issuance costs offset by cash received for hedge accounting transactions. Per Clarivate’s Non-GAAP policy effective January 1, 2021, we have ceased use of adjustments for costs in connection with our separation from Thomson Reuters including costs related to the transition services agreement and separation, integration, and transformational expenses, as well as costs related to our merger with Churchill Capital Corp in 2019.
The following table reconciles our non-GAAP free cash flow and Adjusted free cash flow measure to net cash provided by operating activities:

	Year Ended December 31,
(in millions); (unaudited)	2021	2020
Net cash provided by operating activities	$323.8	$263.5
Capital expenditures	(118.5)	(107.7)
Free cash flow	205.2	155.8
Cash paid for restructuring costs(1)	80.3	26.0
Cash paid for transaction related costs(2)	78.2	95.8
Cash paid for transition, integration and other costs(3)	1.6	20.3
Cash paid for transition services agreement(4)	—	(2.2)
Cash paid for debt issuance costs	57.8	7.7
Cash paid for interest held in escrow(5)	36.3	—
Cash received for hedge accounting transactions	—	(1.7)
Adjusted free cash flow	$459.4	$301.7

(1)Reflects cash payments for costs primarily related to restructuring and lease-exit activities associated with the acquisition of DRG and CPA Global in 2020. This also includes cash paid for costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two segments.
(2)Includes cash paid for costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.
(3)Includes cash paid for costs incurred in 2020 and 2019 in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives, costs for which were largely wound down by December 31, 2020, as well as other costs that do not reflect our ongoing operating performance.

(4)In 2020, this is related to a new transition services agreement, offset by the reverse transition services agreement from the sale of MarkMonitor assets.
(5)Reflects the portion of cash paid on interest expense incurred on the principal related to the 2021 debt offering, that was held in escrow until the completion of the pending acquisition of ProQuest on December 1, 2021. Clarivate used the net proceeds to finance a portion of the purchase price and therefore, considered as part of the transaction costs associated with the pending acquisition.

Required Reported Data
Standalone Adjusted EBITDA
We are required to report Standalone Adjusted EBITDA, which is identical to Consolidated EBITDA and EBITDA as such terms are defined under our credit facilities, dated as of October 31, 2019, and the indentures governing our secured notes due 2026 issued by Camelot Finance S.A. and guaranteed by certain of our subsidiaries, and the indentures governing the secured and unsecured notes issued by Clarivate Science Holdings Corporation in August 2021, respectively. In addition, the credit facilities and the indentures contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented and excess standalone costs.
Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the credit facilities and the indentures and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business. It is also utilized by management and the compensation committee of the Board as an input for determining incentive payments to employees.
Excess standalone costs are the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone infrastructure costs. We make an adjustment for the difference because we have had to incur costs under the transition services agreement, with Thomson Reuters after we had implemented the infrastructure to replace the services provided pursuant to the transition services agreement, thereby incurring dual running costs. Furthermore, there has been a ramp up period for establishing and optimizing the necessary standalone infrastructure. Since our separation from Thomson Reuters, we have had to transition quickly to replace services provided under the transition services agreement, with optimization of the relevant standalone functions typically following thereafter. Cost savings reflect the annualized “run rate” expected cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the relevant period. These costs wound down at the end of December 31, 2020.
Standalone Adjusted EBITDA is calculated under the credit facilities and the indentures by using our Consolidated Net Loss for the trailing 12-month period (defined in the credit facilities and the indentures as our U.S. GAAP net income adjusted for certain items specified in the credit facilities and the indentures) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the secured notes due 2026 and earnout obligations incurred in connection with an acquisition or investment.
The following table bridges Net loss to Adjusted EBITDA to Standalone Adjusted EBITDA, as Adjusted EBITDA reflects a substantial portion of the adjustments that comprise Standalone Adjusted EBITDA for the periods presented:

Year Ended December 31,
(in millions); (unaudited)	2021
Net loss attributable to ordinary shares	$(312.0)
Dividends on preferred shares	41.5
Net loss	(270.4)
Provision for income taxes	12.3
Depreciation and amortization	537.8
Interest, net	252.5
Deferred revenues adjustment(1)	4.0
Transaction related costs(2)	46.2
Share-based compensation expense	139.6
Restructuring and impairment(3)	129.5
Mark to market adjustment on financial instruments(4)	(81.3)
Other(5)	30.4
Adjusted EBITDA	$800.4
Realized foreign exchange gain	7.2
ProQuest Adjusted EBITDA impact(6)	255.5
Bioinfogate Adjusted EBITDA impact(6)	0.3
Patient Connect Adjusted EBITDA impact(6)	(1.1)
Cost savings(7)	130.3
Standalone Adjusted EBITDA	$1,192.7
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of FASB ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to the fiscal year 2021.
(2)Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs. This also includes the mark to market adjustments on the contingent stock consideration associated with the CPA Global and DRG acquisitions.
(3)Reflects costs related to restructuring and impairment associated with the acquisition of primarily DRG and CPA Global in 2020. This also includes costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two segments. During 2021, the CPA Global plan continued as well as the addition of the One Clarivate and ProQuest Programs, which were approved restructuring actions to streamline operations within targeted areas of the Company. Additionally, during the year ended December 31, 2021, we incurred impairment charges taken on right-of-use assets of $57,305 relating the exit and ceased use of leased properties.
(4)Reflects mark to market adjustments on financial instruments recorded under Accounting Standards Codification 815, Derivatives and Hedging, ("ASC 815"). Warrant instruments that do not meet the criteria to be considered indexed to an entity's own stock shall be initially classified as a liability at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the liabilities are reported through earnings.
(5)Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance. The 2021 detail also includes an accrual of $8,000 for a legal case.
(6)Represents the acquisition Adjusted EBITDA for the period beginning January 1 of the year of the acquisition through the respective acquisition date of each acquired business to reflect the company's Standalone EBITDA as though material acquisitions occurred at the beginning of the presented period.
(7)Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs), including synergies related to acquisitions.

The foregoing adjustments (6) and (7) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See Cautionary Statement Regarding Forward-Looking Statements.

The following tables present the amounts of our subscription, re-occurring and transactional revenues, including as a percentage of our total revenues, for the periods indicated, as well the drivers of the variances between periods.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages); (unaudited)	2021	2020
Subscription revenues	$305.5	$243.6	$61.9	25.4%	23.5%	(1.6)%	(1.0)%	4.5%
Re-occurring revenues	119.6	111.9	7.7	6.9%	0.3%	—%	(1.8)%	8.4%
Transactional revenues	135.0	115.7	19.3	16.7%	20.8%	(1.7)%	(1.1)%	(1.2)%
Deferred revenues adjustment(1)	0.5	(15.7)	16.2	103.3%	—%	—%	(0.2)%	103.5%
Revenues, net	$560.7	$455.6	$105.1	23.1%	17.9%	(1.3)%	(1.3)%	7.7%
Deferred revenues adjustment(1)	(0.5)	15.7	(16.2)	(103.3)%	—%	—%	0.2%	(103.5)%
Adjusted revenues, net	$560.2	$471.3	$88.9	18.9%	17.3%	(1.3)%	(1.2)%	4.0%

(1)Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of FASB ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to the fiscal year 2021.
(2)Q4 2021 reflects the amortization of the historical purchase accounting adjustments with no additional quarter-to-date impacts due to the adoption of ASU no. 2021-08 described above.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Year Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages); (unaudited)	2021	2020
Subscription revenues	$1,034.4	$877.7	$156.7	17.9%	16.1%	(3.6)%	1.9%	3.5%
Re-occurring revenues	453.2	111.9	341.3	304.9%	298.3%	—%	(1.8)%	8.4%
Transactional revenues	393.2	287.6	105.7	36.8%	36.2%	(6.2)%	0.8%	5.9%
Deferred revenues adjustment(1)	(4.0)	(23.1)	19.2	82.9%	(19.0)%	—%	(0.2)%	102.1%
Revenues, net	$1,876.9	$1,254.0	$622.8	49.7%	45.8%	(3.9)%	1.3%	6.4%
Deferred revenues adjustment(1)	4.0	23.1	(19.2)	(82.9)%	19.0%	—%	0.2%	(102.1)%
Adjusted revenues, net	$1,880.8	$1,277.1	$603.7	47.3%	45.3%	(3.9)%	1.3%	4.5%
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of FASB ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to the fiscal year 2021.

The following tables and the discussion that follows presents our revenues by Product Segment for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Segment	Three Months Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages); (unaudited)	2021	2020
Science Product Segment	$308.3	$222.0	$86.3	38.9%	36.2%	—%	(0.8)%	3.4%
IP Product Segment	251.9	249.3	2.6	1.0%	0.5%	(2.4)%	(1.6)%	4.6%
Deferred revenues adjustment (1)	0.5	(15.7)	16.2	103.3%	—%	—%	(0.2)%	103.5%
Revenues, net	$560.7	$455.6	$105.1	23.1%	17.9%	(1.3)%	(1.3)%	7.7%
Deferred revenues adjustment (1)	(0.5)	15.7	(16.2)	(103.3)%	—%	—%	0.2%	(103.5)%
Adjusted revenues, net	$560.2	$471.3	$88.9	18.9%	17.3%	(1.3)%	(1.2)%	4.0%
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of FASB ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to the fiscal year 2021.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Segment	Year Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages); (unaudited)	2021	2020
Science Product Segment	$902.7	$743.6	$159.1	21.4%	14.1%	—%	2.0%	5.4%
IP Product Segment	978.1	533.5	444.6	83.3%	89.0%	(9.2)%	0.4%	3.3%
Deferred revenues adjustment (1)	(4.0)	(23.1)	19.2	82.9%	(19.0)%	—%	(0.2)%	102.1%
Revenues, net	$1,876.9	$1,254.0	$622.8	49.7%	45.8%	(3.9)%	1.3%	6.4%
Deferred revenues adjustment (1)	4.0	23.1	(19.2)	(82.9)%	19.0%	—%	0.2%	(102.1)%
Adjusted revenues, net	$1,880.8	$1,277.1	$603.7	47.3%	45.3%	(3.9)%	1.3%	4.5%
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of FASB ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to the fiscal year 2021.

The following table presents our calculation of Revenues, at the mid-point, for the 2022 updated outlook including acquisitive, disposals, FX impact and organic growth:

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Year Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	Disposals	FX Impact	Organic
(in thousands, except percentages)	2022 Outlook mid-point	2021 Estimated(2)
Revenues, net (1)	$2,840.0	$1,876.9	963.1	51.3%	46.2%	—%	(1.4)%	6.5%
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of FASB ASU No. 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to the fiscal year 2021.

The following table presents our calculation of Adjusted EBITDA for the 2022 updated outlook and reconciles this measure to our Net loss for the same period:

	Year Ending December 31, 2022 (Forecasted)
(in millions)	Low	High
Net loss attributable to ordinary shares	$(166.2)	$(106.2)
Dividends on preferred shares(1)	75.5	75.5
Net loss	$(90.7)	$(30.7)
Provision for income taxes	60.1	60.1
Depreciation and amortization	560.1	560.1
Amortization of ProQuest acquired intangibles	180.6	180.6
Interest expense and amortization of debt discount, net	242.5	242.5
Deferred revenue adjustment(2)	0.7	0.7
Restructuring and impairment(3)	88.4	88.4
Share-based compensation expense(4)	118.3	118.3
Adjusted EBITDA	$1,160.0	$1,220.0
Adjusted EBITDA margin	41%	42%

(1)Dividends on our mandatory convertible preferred shares (“MCPS”) are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS stock dividends.
(2)Reflects the deferred revenues adjustment made as a result of acquisition accounting associated with businesses that were acquired prior to January 1, 2021.
(3)Reflects restructuring costs primarily associated with the ProQuest acquisition which will be incurred in 2022.
(4)Includes CPA Global equity plan compensation expense.

The following table presents our calculation of Adjusted Diluted EPS for the 2022 updated outlook and reconciles these measures to our Net loss per share for the same period:

	Year Ending December 31, 2022 (Forecasted)
	Low	High
	Per Share	Per Share
Net loss attributable to ordinary shares	$(0.23)	$(0.13)
Dividends on preferred shares(1)	0.10	0.10
Net loss	$(0.13)	$(0.03)
Restructuring and impairment(2)	0.12	0.12
Share-based compensation expense(4)	0.16	0.16
Amortization related to acquired intangible assets	0.80	0.80
Income tax impact of related adjustments	(0.10)	(0.10)
Adjusted Diluted EPS	$0.85	$0.95
Weighted average ordinary shares (Diluted)(3)	741,709,816

(1)Dividends on our mandatory convertible preferred shares (“MCPS”) are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS stock dividends.
(2)Reflects restructuring costs primarily associated with the ProQuest acquisition which will be incurred in 2022.
(3)For the purposes of calculating adjusted earnings per share, the Company has excluded the accrued and anticipated MCPS stock dividends and assumed the “if-converted” method of share dilution.
(4)Includes CPA Global equity plan compensation expense.

The following table presents our calculation of Free Cash Flow and Adjusted Free Cash Flow for the 2022 updated outlook and reconciles these measures to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2022 (Forecasted)
(in millions)	Low	High
Net cash provided by operating activities	$616.5	$666.5
Capital expenditures	(195.0)	(195.0)
Free Cash Flow	421.5	471.5
Cash paid for restructuring costs(1)	87.5	87.5
Cash paid for CPA Global equity plan(2)	166.0	166.0
Adjusted Free Cash Flow	$675.0	$725.0

(1)Reflects cash payments for costs primarily related to restructuring associated with the ProQuest acquisition in 2022.
(2)Includes cash funded by a trust related to CPA Global equity plan payout upon vesting.

Media Contact:
Lisa Hume, Global Head of Science Communications
Lisa.Hulme@clarivate.com

Investor Relations Contact:
Mark Donohue, Head of Global Investor Relations
mark.donohue@clarivate.com

215-243-2202